EXHIBIT 3.2

CERTIFICATE OF DESIGNATIONS, PREFERENCES

AND RIGHTS OF 6% SERIES A PREFERRED STOCK

OF

EPL INTERMEDIATE, INC.

(Under Section 151 of the Delaware General Corporation Law)

EPL Intermediate, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

That, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation as amended of said Corporation, said Board of Directors, by the unanimous written consent, filed with the minutes of the Board, adopted a resolution providing for the authorization of a series of Preferred Stock consisting of 40,000 shares designated 6% Series A Preferred Stock, which resolution is as follows:

RESOLVED that, pursuant to Article Four of the Certificate of Incorporation of the Corporation, there be and hereby is authorized and created a series of Preferred Stock, hereby designated as the 6% Series A Preferred Stock, to consist of 40,000 shares, par value of $0.0 1 per share, having the designations, preferences, relative participating, optional and other special rights, qualifications, limitations and restrictions as hereinafter set forth:

The powers, preferences, privileges and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the Corporation’s 6% Series A Preferred Stock is as follows:

1 Rank. The 6% Series A Preferred Stock shall, with respect to dividend rights, rights on redemption and rights on liquidation, winding up and dissolution, rank prior to all classes of Common Stock of the Corporation. All of such equity securities of the Corporation to which the 6% Series A Preferred Stock ranks prior are collectively referred to herein as the “Junior Stock”.

2. Dividends.

(i) The holders of 6% Series A Preferred Stock shall be entitled to receive in preference to the holders of any funds legally available for the payment of dividends, noncumulative dividends, as and if declared by the Board of Directors, at the rate of $60 in cash for each share of 6% Series A Preferred Stock held (determined by multiplying 6% by the Liquidation Preference, as defined in paragraph 3 hereof) per fiscal year of the Corporation. The rights to such dividends on the 6% Series A Preferred Stock shall not be cumulative, and no rights shall accrue to holders of 6% Series A Preferred Stock by reason of the fact that dividends on said shares are not declared in any previous dividend period, nor shall any undeclared or unpaid dividends bear or accrue interest.

(ii) All dividends paid with respect to shares of the 6% Series A Preferred Stock pursuant to paragraph 2(i) hereof shall be paid pro rata to the holders entitled thereto.

(iii) Holders of shares of the 6% Series A Preferred Stock shall be entitled to receive the dividends provided for in paragraph 2(i) hereof in preference to and in priority over any dividends upon any of the Junior Stock.

(iv) Each fractional share of 6% Series A Preferred Stock outstanding shall be entitled to a ratably proportionate amount of all dividends accruing with respect to each outstanding share of 6% Series A Preferred Stock pursuant to paragraph 2(i) hereof.

3. Liquidation Preference.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of 6% Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount equal to $1,000.00 for each share outstanding (the “Liquidation Preference”), plus an amount equal to all declared but unpaid dividends thereon to the date fixed for liquidation, dissolution or winding up before any payment shall be made or any assets distributed to the holders of any of the Junior Stock. Except as provided in the preceding sentence, holders of 6% Series A Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of 6% Series A Preferred Stock, then the holders of all such shares shall share ratably in accordance with the respective amounts to which the holders of outstanding shares of 6% Series A Preferred Stock would be entitled if all amounts payable thereon were paid in full.

The liquidation payment with respect to each outstanding fractional share of 6% Series A Preferred Stock shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of the 6% Series A Preferred Stock.

4. Redemption.

Upon the occurrence of an Initial Public Offering, a Change of Control, or an Asset Sale (as defined below), the 6% Series A Preferred Stock shall be redeemable, at the option of the Corporation, in whole or in part, from time to time, at a redemption price of $1,000.00 per share of the 6% Series A Preferred Stock, plus an amount equal to all declared but unpaid dividends thereon to the date fixed for redemption. “Initial Public Offering” shall mean the sale of shares of the capital stock of the Corporation, any parent corporation (“Parent”) or any of the subsidiaries of the Corporation to the public pursuant to a registration statement under the Securities Act of 1933, as amended. “Change of Control” shall mean (a) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended), other than American Securities Capital Partners, L.P. (“ASCP”), investment funds managed by ASCP, affiliates of ASCP (collectively, the “ASCP Group”) or Parent, shall have acquired beneficial ownership or control of over 20% of the voting stock (on a fully diluted basis) of the Corporation; (b) any such person other than the ASCP Group shall have acquired beneficial ownership or control of over 20% of the voting stock (on a fully diluted basis) of Parent; or (c) any such person or group other than the ASCP Group, Parent, the Corporation, or a subsidiary of the Corporation shall have acquired beneficial ownership or control of over 20% of the voting stock (on a fully diluted basis) of any subsidiary of the Corporation. “Asset Sale” shall mean the sale of all, or substantially all of the Corporation’s consolidated assets, including, without limitation, a sale of all or substantially all of the assets of the Corporation or any of its subsidiaries whose assets constitute all or substantially all of the Corporation’s consolidated assets, in any single transaction or series of related transactions.

4.1 Procedure for Redemption

(i) In the event that fewer than all the outstanding shares of 6% Series A Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board and the shares to be redeemed shall be selected pro rata based upon the number of outstanding shares of 6% Series A Preferred Stock held by each holder thereof prior to the redemption.

        (ii) In the event the Corporation shall redeem shares of 6% Series A Preferred Stock, notice of such redemption shall be given by the first class mail, postage prepaid, mailed not less than 30 days nor more than 60 days prior to the redemption date, to all holders of record of the shares to be redeemed at such holder’s address as the same appears on the stock register of the Corporation. Each such notice shall state: (a) the redemption date; (b) the aggregate number of shares of 6% Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed from such holder, the number of shares to be redeemed from such holder; (c) the redemption price; and (d) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(iii) Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price of the shares called for redemption) said shares shall no longer be deemed to be outstanding and shall have the status of authorized but unissued shares of 6% Series A

Preferred Stock and shall not be reissued as shares of 6% Series A Preferred Stock, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price aforesaid. In the event fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

5. Voting Rights. The holders of record of shares of 6% Series A Preferred Stock shall not be entitled to any voting rights except as otherwise provided by law.

IN WITNESS WHEREOF, said Corporation has caused this Certificate to be signed by David L. Horing, its President and attested by Glenn B. Kaufman, its Secretary, this 20th day of December, 1999.

EPL INTERMEDIATE, INC.

By:	/s/ David L. Horing

Name:	David L. Horing
Title:	President

Attest:

/s/ Glenn B. Kaufman

Name: Glenn B. Kaufman
Title: Secretary

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